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                                                                       EXHIBIT 5

                              SHACK & SIEGEL, P.C.
                                530 FIFTH AVENUE
                               NEW YORK, NY 10036
                                 (212) 782-0700

                                          October 2, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Benedek Communications Corporation - Registration Statement on Form S-4 (File No. 333-09592)

Dear Sir or Madam:

         Reference is made to the Registration Statement on Form S-4 (File No. 333-09592) filed August 2, 1996, as amended on October 2, 1996 (the "Registration Statement"), with the Securities and Exchange Commission by
Benedek Communications Corporation, a Delaware corporation (the "Company"), relating to the Company's proposed offer to exchange its $170,000,000 13-1/4% Senior Subordinate Discount Notes due 2006 outstanding on the date hereof (the "Existing Notes") for $170,000,000 13-1/4% Senior Subordinate Discount Notes due 2006, which will be registered under the Securities Act of 1933, as amended (the "Exchange Securities").

         The Exchange Securities will be issued pursuant to the provisions of the Indenture dated as of May 15, 1996 between the Company and United State Trust Company of New York, as trustee (the "Indenture"). Except as otherwise defined herein, capitalized terms are used herein as defined in the Registration Statement.

         We advise you that we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-Laws of the Company, the Indenture, the form of Exchange Securities and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of law as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all






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Securities and Exchange Commission            - 2 -              October 2, 1996

signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         We have assumed that the definitive terms of the Exchange Securities shall have been fixed, and such Exchange Securities shall have been duly executed and delivered, all in accordance with authorizing resolutions of the Board of Directors of the Company.

         Based upon the foregoing, and upon the taking of the actions described above, it is our opinion that the Exchange Securities will have been duly authorized, and upon (i) an exchange for the Existing Notes, the due execution, authentication, issuance and delivery of the Exchange Securities, and (ii) the delivery of the Exchange Securities, the Exchange Securities will be entitled to the benefits of the Indenture and the Exchange Securities and the Indenture will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and by equitable principles limiting the availability of remedies.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the reference made to us under the caption "Legal Matters" in the Prospectus.

                                                 Very truly yours,

                                                 SHACK & SIEGEL, P.C.

                                                 By:_______________________
                                                    Paul S. Goodman, Esq.




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